Exhibit 99.5

CPPIB EPSILON ONTARIO TRUST

DEED OF TRUST

THIS DEED OF TRUST is made as of the 12th day of February, 2016

BETWEEN:

CANADA PENSION PLAN INVESTMENT BOARD,

a Canadian crown corporation

(hereinafter referred to as the “Settlor”)

-AND-

Poul Winslow, of the city of Toronto, in the Province of Ontario

(hereinafter referred to as the “Original Trustee”)

RECITALS:

A.	The Settlor desires to settle a trust to be known as the “CPPIB Epsilon Ontario Trust”.

B.	For the purpose of settling the trust, the Settlor has transferred to the Original Trustee $100 (collectively, the “Settled Cash”) to be held in trust as set out in this Deed.

C.	The Trust intends to use the Settled Cash to acquire all of the general partnership interest (the “GP Interest”) in a limited partnership (the “Limited Partnership”) to be established to acquire shares of the Company (“Company Shares”).

D.	The Original Trustee has agreed to hold the Settled Property together with all other amounts and properties subsequently received by him in trust in accordance with the provisions hereinafter set forth.

NOW THEREFORE the Settlor and the Original Trustee hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Deed of Trust and in the recitals, unless there is something in the subject matter or context inconsistent therewith:

(a)	“affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto;

(b)	“Beneficiary” means Canada Pension Plan Investment Board, a Canadian crown corporation, or any successor thereof;

(c)	“Company” means Enstar Group Limited, a corporation organized under the laws of Bermuda;

(d)	“Company Shares” has the meaning ascribed to such term in the recitals hereof;

(e)	“Court” means the Ontario Superior Court of Justice or any successor court having substantially the same jurisdiction;

(f)	“CPPIB” means the Canada Pension Plan Investment Board, a corporation established under the Canada Pension Plan Investment Board Act;

(g)	“GP Interest” has the meaning ascribed to such term in the recitals hereof;

(h)	“Limited Partnership” has the meaning ascribed to such term in the recitals hereof;

(i)	“Losses” means any and all liabilities, obligations, losses, damages, penalties, taxes, claims, suits, costs, expenses or disbursements (including without limitation legal fees and expenses) of any kind and nature;

(j)	“Original Trustee” means Poul Winslow, as referred to above;

(k)	“person” means any individual, partnership, company, corporation, unincorporated association, trust, trustee, government or governmental agency, authority or entity howsoever designated or constituted (or any combination of the foregoing acting in concert);

(l)	“Qualified Individual” means an individual who: (i) is an employee of CPPIB or of an affiliate of CPPIB, (ii) is not an employee of the Government of Canada or an employee, officer or director of any agency or department thereof and (iii) to the extent required by applicable law, has been approved to serve as a Trustee by the Regulators as evidenced by one or more written instruments;

(m)	“Regulators” means (i) the Director of the Michigan Department of Insurance and Financial Services, (ii) the Superintendent of Financial Services of the State of New York. (iii) the Director of the Illinois Department of Insurance and (iv) any other insurance regulator as determined from time to time by the Trustee, in each case, only to the extent an insurance company subsidiary of the Company is domiciled in such Regulator’s state;

(n)	“Settled Cash” has the meaning ascribed to such term in the recitals hereof;

(o)	“Settlor” means Canada Pension Plan Investment Board, as above referred to, or any successor thereof;

(p)	“subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a company or corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such person or one or more subsidiaries of such person or a combination thereof and for this purpose, a person or persons own a majority ownership interest in such a business entity (other than a corporation) if such person or persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “subsidiary” shall include all subsidiaries of such subsidiary;

(q)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder;

(r)	“Termination Date” means the earliest of:

(i)	the date which is one day prior to the twenty-first anniversary of the death of the last survivor of the issue of Her Majesty Queen Elizabeth II alive at the date of this Deed; and

(ii)	subject to the prior written consent of the Regulators, the first date following the date of this Deed on which this Deed is terminated by a written instrument signed by the Trustee and the Beneficiary, which, for the avoidance of doubt, may be done at any time in accordance herewith.

(s)	“this Deed”, “this Deed of Trust”, “hereto”, “hereunder”, “hereof”, “herein”, “herewith” and similar expressions refer to this Deed and not to any particular Article, section, subsection, paragraph, clause, subdivision or other portion hereof;

(t)	“Trust” means the trusts set out in this Deed;

(u)	“Trust Fund” means:

(i)	the Settled Cash;

(ii)	GP Interest (when acquired);

(iii)	all other moneys, securities, property and assets paid or transferred to and accepted by or in any manner acquired by the Trustee and held by the Trustee on the trusts herein declared; and

(iv)	all moneys, securities, property or assets substituted for or representing all or any part of the foregoing; and

(v)	“Trustee” means the Original Trustee and such other person or persons as shall from time to time be trustee of this Trust.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Deed into Articles, sections, subsections and paragraphs, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Deed. In this Deed, words importing the masculine gender include the feminine and neuter genders and vice versa.

1.3	Invalidity of Provisions

Each of the provisions contained in this Deed is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.4	Governing Law

This Deed shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, provided that any doctrine of sovereign immunity is expressly waived.

1.5	Enurement

This Deed shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns including, without limitation, a liquidator, receiver, trustee or debtor-in-possession of any party.

1.6	Counterparts

This Deed may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

ARTICLE 2

CREATION OF THE TRUST

2.1	Settlement of Trust

The Trustee acknowledges that he is holding, and shall continue to hold, the Trust Fund upon the trusts and subject to the powers and provisions contained in this Deed until the Termination Date.

2.2	Irrevocable Trust

The Trust is intended and is hereby declared to be irrevocable until it is terminated.

2.3	Name of Trust

The Trust created by this Deed shall be known as the “CPPIB Epsilon Ontario Trust”.

2.4	Standard of Care

The Trustee will exercise his powers and duties hereunder honestly, in good faith and in the best interest of the Beneficiary and in connection therewith will exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in dealing with its own assets and affairs.

2.5	Settled Property

The Trustee is directed to use the Settled Cash to acquire the GP Interest.

ARTICLE 3

DISTRIBUTIONS OF INCOME AND CAPITAL

3.1	Distributions Prior to the Termination Date

Prior to the Termination Date:

(a)	The Trustee shall instruct the Limited Partnership to pay all distributions upon the GP Interest, including the proceeds arising out of any merger, consolidation or other transaction resulting in the disposition of the GP Interest, directly to the Beneficiary. Upon such instructions being given by the Trustee to the Company, all liability of the Trustee with respect to such distributions shall cease, except that the Trustee shall be obligated to pay to the Beneficiary any distribution paid by the Limited Partnership to the Trustee in contravention of the instructions given by the Trustee. All such distributions shall be promptly paid to the Beneficiary and in no event shall the Trustee accumulate or reinvest any such distributions; and

(b)	On December 31 of each year, the amount, if any, by which the income of the Trust determined in accordance with the provisions of the Tax Act concerning the calculation of income (other than subsection 104(6) thereof and less any deduction allowed under the Tax Act in computing taxable income) exceeds amounts of income previously paid to the Beneficiary in such year shall become payable to the Beneficiary and the Beneficiary shall at that time have the right to enforce payment of such amount.

3.2	Distribution on the Termination Date

On the Termination Date, the Trustee shall pay or transfer the Trust Fund to the Beneficiary.

ARTICLE 4

POWERS OF THE TRUSTEE

4.1	Rights and Powers of Trustee with respect to the Settled Property

(a)	The Trustee shall use the Settled Cash to purchase the GP Interest;

(b)	The Trustee shall possess and be entitled to exercise, subject to the provisions hereof and the Limited Partnership’s limited partnership agreement, all the rights and powers of registered owners of the GP Interest and shall have all the rights and powers of a general partner of a limited partnership, including, without limitation, in respect of the Company Shares held by the general partner on behalf of the Limited Partnership (i) to vote and exercise all other rights with respect to the Company Shares on every matter for which the GP Interest may be voted, or to give written consent in lieu of voting thereon, (ii) to waive notice of any regular or special meeting of stockholders of the Company, (iii) to call meetings of stockholders of the Company, (iv) to convert, sell transfer, mortgage, pledge or in any manner dispose of the Company Shares and (v) to exercise all other voting rights and powers pertaining to ownership of the Company Shares; it being expressly stipulated that no voting right shall pass to others under this Deed or by or under any other agreement express or implied; and

(c)	The Trustee, acting as general partner of the Limited Partnership, is authorized to become party to or prosecute or defend or intervene in any suits or legal proceedings in the capacity of a stockholder of the Company.

4.2	Additions to Trust Fund

The Settlor, or any other person with the approval of the Trustee, may at any time and from time to time add to the Trust Fund assets or property acceptable to the Trustee. Any such additional Trust Funds shall be used by the Trustee as directed by the Settlor, including, without limitation, by way of contributions to or investments in debt or equity securities of the Company, any subsidiary of the Company, or any other person.

4.3	No Government Influence

The Trustee shall exercise all such powers, and take all such steps and actions, as he considers necessary or advisable to ensure that the Government of Canada does not exercise any influence or control over the manner in which he discharges his powers and duties under this Deed.

4.4	Ancillary Powers

The Trustee shall possess and be entitled to exercise such ancillary and incidental powers as may be necessary or desirable to carry out and give effect to any of the foregoing powers, or any other provisions of this Deed.

4.5	Powers and Discretions Absolute

Every discretion or power hereby conferred on the Trustee shall be an absolute and uncontrolled discretion or power.

ARTICLE 5

CONCERNING THE TRUSTEE

5.1	Number of Trustees

The number of Original Trustees shall be one (1), subject to any vacancy pending the appointment of a substitute Trustee under the circumstances contemplated pursuant to section 5.4 hereof, and the number of Trustees may from time to time increase or decrease as fixed by the Settlor by instrument in writing addressed to the Trustee or Trustees.

5.2	Resignation of Trustee

Any Trustee may at any time resign by notifying the Settlor in writing of such resignation, which shall take effect upon the acceptance thereof by the Settlor.

5.3	Appointment of Additional Trustees

The Settlor may, in accordance with section 5.1, by instrument in writing appoint one or more Qualified Individuals to act as an additional Trustee or Trustees hereunder. Upon any such Qualified Individual executing a consent to act as a Trustee hereunder, then without Court approval being required, the Trust Fund shall vest in such Qualified Individual.

5.4	Replacement of Trustees

In the event of the resignation, death, disqualification or removal pursuant to section 5.5 or 5.6 hereof of a Trustee, the Settlor shall, in accordance with section 5.1, promptly appoint after the vacancy arising, by instrument in writing, one or more Qualified Individuals as a substitute Trustee. Upon such substituted Trustee executing consents to act in such capacity, then without Court approval being required, the Trust Fund shall vest in such substituted Trustee.

5.5	Trustee Ceasing to be a Qualified Individual

If a Trustee ceases for any reason to be a Qualified Individual, such Trustee shall be disqualified from serving as a Trustee and shall be deemed to have resigned (without further action) as a Trustee effective immediately upon so ceasing to be a Qualified Individual.

5.6	Removal of a Trustee

If at any time any Trustee (i) is the subject of any information, indictment, or complaint, involving the commission of or participation in a crime involving dishonesty, fraud, theft or breach of trust that is punishable by imprisonment for a term exceeding one year under applicable law, (ii) has become incapable of acting including, without limitation because such Trustee is unable to act prudently and effectively with respect to financial matters because of accident, physical or mental illness, substance abuse, injury or other similar cause, (iii) is reasonably determined to have demonstrated unworthiness or to be derelict in the performance of his or her duties under this Deed, or (iv) is on a leave of absence from CPPIB or any of its affiliates for any reason, such Trustee shall resign or, if there is more than one Trustee, such Trustee shall be removed by action taken in accordance with section 5.10, and upon such action being taken, such Trustee shall be automatically and immediately removed as a Trustee without any further steps or formalities. Any Trustee who is removed from office for the reasons described in (iv) above shall be eligible for reappointment as a Trustee upon the expiry of the leave of absence.

5.7	Approval of the Regulators

All appointments of Trustees under Article 5 shall be subject to the prior written approval of the Regulators.

5.8	Vesting of Assets in New Trustee

An outgoing Trustee shall execute and do all such transfers or other documents, acts or things that may be necessary for vesting the Trust Fund in the new or continuing Trustee provided that an outgoing Trustee who is liable as a Trustee hereof shall not be bound to transfer the Trust Fund as aforesaid unless reasonable security is provided for indemnifying such outgoing Trustee against such liability. Acts and deeds done or executed for the proper vesting of the Trust Fund in new or additional Trustee shall be done and executed by the continuing or retiring Trustee at the expense of the income or capital of the Trust Fund.

5.9	Compensation of Trustee

The Trustee shall serve without compensation.

5.10	Action by Trustees

If there is one Trustee, such Trustee may take action upon entering into the record a signed, written notice to the Beneficiary of such action. If there is more than one Trustee, the Trustee may act by a written consent signed by a majority of the Trustees or by the affirmative vote of a majority of the Trustees at a meeting called by any Trustee upon two (2) days’ notice to the other Trustees, unless such notice is waived by each Trustee not receiving such notice. For the avoidance of doubt, with respect to any action taken under section 5.6, the Trustee who is being removed shall not be included in the calculation of a majority of the Trustees. If there is more than one Trustee, the Trustees shall have the power to designate one Trustee to execute certificates and other documents on behalf of all of them in furtherance of their collective decisions. The Trustee or Trustees may, from time to time, adopt and/or amend their own rules of procedure, and shall record and keep records of all their proceedings at their office.

5.11	Notice to Regulators

The Trustee shall provide the Regulators with prior written notice reasonably in advance of the occurrence of (i) any issuance and transfer to the Limited Partnership or Trustee of new shares of in the capital of the Company, (ii) the appointment of a substitute Trustee pursuant to section 5.1 hereof or an additional Trustee pursuant to section 5.3 hereof, (iii) the termination of this Trust and (iv) any amendment to this Deed pursuant to section 7.1 hereof.

ARTICLE 6

DISSOLUTION OR REORGANIZATION OF COMPANY

6.1	Dissolution of the Company

In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Trustee shall instruct the Company to make any distribution of moneys, securities, rights or property in respect of the GP Interest directly to the Beneficiary and the Trustee shall distribute to the Beneficiary any distribution received by the Trustee in contravention of such instructions. In no event shall the Trustee accumulate or reinvest any such moneys, securities, rights or property.

6.2	Reorganization of the Company

In the event the Company is merged into or consolidated with another corporation, or all or substantially all of the assets of the Company are transferred to another corporation, then in connection with such merger, consolidation or transfer the term “Company” for all purposes of this Deed shall be deemed to include such successor corporation, and the Trustee shall receive and hold under this Deed any stock of such successor corporation having voting powers received on account of the ownership, as Trustee hereunder, of the shares held hereunder prior to such merger, consolidation or transfer. Any other moneys, securities, rights or property received by the Trustee in connection with such merger, consolidation or transfer to which the Beneficiary is entitled shall be distributed promptly by the Trustee to the Beneficiary and in no event shall the Trustee accumulate or reinvest any such moneys, securities, rights or property.

ARTICLE 7

MISCELLANEOUS

7.1	Amendment and Waiver

The Settlor and the Trustee may, with the prior written consent of the Beneficiary and the Regulators, from time to time prior to the Termination Date by written instrument add to, remove, waive or otherwise vary all or any of the trusts, powers and provisions of this Deed, other than the definitions of “Beneficiary”, “Regulators” and “Termination Date” in section 1.1 and sections 2.2, 2.5, 3.1, 3.2 and this section 7.1, in relation to all or any part of the Trust Fund in such manner as the Settlor and the Trustee consider is for the benefit of the Beneficiary.

7.2	Notices

(a)	Any notice to the Beneficiary or the Settlor hereunder may be sent by registered or certified mail, return receipt requested, to the Beneficiary addressed as follows: General Counsel, CPPIB, One Queen Street East, Suite 2500, Toronto, ON M5C 2W5;

(b)	Any notice to the Company hereunder may be sent by registered or certified mail, return receipt requested, to the Company addressed as follows: General Counsel, Enstar Group Limited, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM 11 Bermuda;

(c)	Any notice to the Trustee hereunder may be sent by registered or certified mail, return receipt requested, addressed to him at his office maintained for such purpose as designated by notice from time to time. Any notice from one Trustee to the other Trustees may be made in person or by mail or facsimile to them at their addresses as they appear in this Deed, or at any other address as may be designated by notice from time to time;

(d)	All distributions of cash, securities or other property hereunder by the Trustee to the Beneficiary may be made in the same manner as hereinabove provided for the giving of notices to the Beneficiary; and

(e)	All notices concerning amendments, extensions or the termination of this Deed or concerning the death, resignation or removal of any of the Trustees shall also be delivered to the Regulators.

IN WITNESS WHEREOF Canada Pension Plan Investment Board, as the Settlor and the Beneficiary, and the Original Trustee have executed this Deed of Trust as of the date first above written.

Canada Pension Plan Investment Board

/s/ Patrice Walch-Watson
Name:	Patrice Walch-Watson
Title:	Senior Managing Director, General Counsel & Corporate Secretary

[Signature Page to Deed of Trust]

POUL WINSLOW

/s/ Poul Winslow
Original Trustee

[Signature Page to Deed of Trust]